Exhibit 99.1

July 11, 2011

News Release

Source:  EnXnet, Inc.

EnXnet Acquires Rights, Title, and Patent to Thermal Air Control System

Tulsa, OK, July 11, 2011 EnXnet, Inc. (OTC Symbol:  EXNT) (German WKN# A0HMDW) is pleased to announce it has acquired the rights, title and patent to the Thermal Air Control System (TAC Unit) issued on 1-11-11 from Tac Unit LLC.

The agreement calls for Tac Unit LLC to be paid a royalty of eight percent (8%) on the net sales of the products based on the Technology.  In addition, Tac Unit LLC will be paid 300,000 shares of EnXnet Common Stock, with an additional stock option to purchase 300,000 shares of EnXnet Stock at a price of $0.15 per share.  Option is good for two years from date of contract.  EnXnet has agreed to provide funding to introduce the Technology to the market.  EnXnet has paid some of the patent expense and other miscellaneous expenses. Additional stock options in accordance with work performance formula to be determined at a later date.

This unique system provides air conditioning and heating for truck cabs that  meets most State and Federal engine idling rules.  Unit is also environmentally friendly since it uses only (green) approved fluids.  The Unit is designed for simplicity of operation and maintenance and has only 7 moving parts, thus installation is simple and requires very few man hours to accomplish.

This 12 Volt Technology is completely auxiliary battery operated and recharged by the truck’s alternator while running.  With the TAC Unit, a truck can remain parked with the motor off and maintain a comfortable environment for the driver while burning no diesel fuel at all up to 10 hours on the auxiliary battery system. The resulting savings in fuel costs can be significant to a trucking company as there are no diesel emissions being added to the atmosphere.

TAC Unit’s technology has the ability to serve numerous other vehicle applications as well.

This release may include forward-looking statements from the company that may or may not materialize.  Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet, Inc., Tulsa
918-592-0015
Fax:  918-592-0016
investor@enxnet.com